Exhibit 1(h)

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

The undersigned, constituting at least a majority of the Trustees of BLACKROCK EQUITY DIVIDEND FUND (the “Trust”), a business trust organized under the laws of Massachusetts, pursuant to the Declaration of Trust of the Trust dated the 14th day of May, 1987, as amended (the “Declaration”), do hereby certify that the Trustees of the Trust, acting pursuant to the second sentence of Section 11.3(a) of the Declaration, have duly adopted the following amendments to the Declaration:

VOTED:	That Section 1.2 of Article I of the Declaration be, and it hereby is, amended so that, as amended, it shall include the following:

“Creation Unit” shall have the meaning set forth in Section 6.4 of this Declaration.

“ETF” shall mean any class of Shares of the Trust that operates as an exchange-traded open-end management investment company registered under the 1940 Act.

VOTED:	That Section 6.1 of Article VI of the Declaration be, and it hereby is, amended by amending and restating the fourth sentence of the first paragraph thereof to read as follows:

In such event, each class shall represent interests in the Trust Property and have identical voting, dividend, liquidation and other rights and the same terms and conditions except that (1) expenses related directly or indirectly to the distribution of the Shares of a class may be borne solely by such class (as shall be determined by the Trustees), (2) as provided in Section 10.1, a class may have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class, and (3) the Trustees may establish and designate one or more classes of Shares as an ETF, and the variations in the relative rights and preferences of any such class, including without limitation the terms on which Shares of such class are issued and redeemed and the listing of such Shares on one or more securities exchanges or other trading markets, shall be fixed and determined by the Trustees from time to time in accordance with the 1940 Act.

VOTED:	That Section 6.4 of Article VI of the Declaration be, and it hereby is, amended so that, as amended, it shall include the following:

Notwithstanding anything contained herein to the contrary, the Trustees in their sole discretion may, from time to time and without the vote of the Shareholders, determine to issue or redeem Shares of any ETF generally in aggregations of such number of Shares as the Trustees may determine in their sole discretion from time to time (each such aggregation, a “Creation Unit”), and, in connection with the issuance and redemption of Creation Units, to charge such transaction fees or other fees as the Trustees may in their sole discretion determine, in each case to the extent permitted by the 1940 Act.

Without limiting the general authority of the Trustees to delegate their authority, the Trustees may in their sole discretion, from time to time and without the vote of the Shareholders, alter the number of Shares constituting a Creation Unit and the fees associated with a Creation Unit, and may delegate such authority to any officer of the Trust or to any investment adviser of the Trust or such other Person as the Trustees consider desirable. Notwithstanding the foregoing, other transactions in any ETF by other investors may be permitted if consistent with applicable law and the Trust’s then effective registration statement with respect to such ETF.

VOTED:	That Section 8.1 of Article VIII of the Declaration is hereby amended so that, as amended, it shall include the following as the second paragraph:

8.1.	Redemptions.

Notwithstanding the foregoing, if the Trust issues Shares of any class that is an ETF in Creation Units, then such Shares shall be redeemable only in accordance with such procedures or methods as may be prescribed or approved by the Trustees from time to time, or in compliance with Rule 6c-11 (to the extent the ETF operates in reliance on such Rule). Further, such class, or the principal underwriter of such class, shall be obligated to purchase said Shares only where the number of Shares subject to the purchase request aggregates to one or more Creation Units, and unless the Trustees otherwise determine, there shall be no redemption of partial or fractional Creation Units hereunder. If payment for ETF Shares shall be made other than exclusively in cash, any securities to be delivered as part of such payment shall be delivered as promptly as practicable, in the manner and within the period contemplated by Rule 6c-11 and the Trust’s then effective registration statement with respect to such ETF.

IN WITNESS WHEREOF, the undersigned have executed this Amendment this 15th day of September, 2026.

/s/ Mark Stalnecker	/s/ Christopher J. Ailman
Mark Stalnecker 50 Hudson Yards, New York, New York 10001	Christopher J. Ailman 50 Hudson Yards, New York, New York 10001

/s/ Susan J. Carter	/s/ Collette Chilton
Susan J. Carter 50 Hudson Yards, New York, New York 10001	Collette Chilton 50 Hudson Yards, New York, New York 10001

/s/ Neil A. Cotty	/s/ Jeffrey Jarczyk
Neil A. Cotty 50 Hudson Yards, New York, New York 10001	Jeffrey Jarczyk 50 Hudson Yards, New York, New York 10001

/s/ Henry R. Keizer	/s/ Cynthia A. Montgomery
Henry R. Keizer 50 Hudson Yards, New York, New York 10001	Cynthia A. Montgomery 50 Hudson Yards, New York, New York 10001

/s/ Donald C. Opatrny	/s/ Lori Richards
Donald C. Opatrny 50 Hudson Yards, New York, New York 10001	Lori Richards 50 Hudson Yards, New York, New York 10001

/s/ Marc D. Stern	/s/ Kenneth L. Urish
Marc D. Stern 50 Hudson Yards, New York, New York 10001	Kenneth L. Urish 50 Hudson Yards, New York, New York 10001

/s/ Claire A. Walton	/s/ Robert Fairbarn
Claire A. Walton 50 Hudson Yards, New York, New York 10001	Robert Fairbarn 50 Hudson Yards, New York, New York 10001

/s/ John M. Perlowski
John M. Perlowski 50 Hudson Yards, New York, New York 10001

The Declaration, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “BLACKROCK EQUITY DIVIDEND FUND” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.